Exhibit 99.01


       LG&E Energy Corp. Acquires CRC-Evans Pipeline International, the World's Leading Pipeline Construction Equipment Company

     Strategic Energy-Related Investment to Provide Immediate Earnings


LOUISVILLE, Ky., July 9 /PRNewswire/ -- LG&E Energy Corp. (NYSE: LGE) today announced it has acquired CRC Holdings Corp., the parent company of CRC-Evans Pipeline International, Inc. (CRC-Evans), the world's leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines.

CRC-Evans' product line includes pipeline equipment and services, automatic welding systems and services, pipe coating equipment and services, pipeline weighting products and services, and rehabilitation equipment and services.

"Acquiring CRC-Evans is consistent with our strategic goal of acquiring energy-related companies that add value to our shareholders. LG&E Energy will realize immediate earnings accretion in 1999 from the transaction and CRC-Evans should continue growing as the demand for new and rebuilt pipelines around the world escalates," said Roger W. Hale, LG&E Energy's chairman and chief executive officer. "CRC-Evans will continue to execute its strategy of expanding the business through growth of existing services and acquisitions in related fields."

LG&E Energy purchased the entire Houston-based company for initial consideration of $45.6 million and retirement of approximately $37.9 million in CRC-Evans debt. The transaction also provides for future payments based on CRC-Evans meeting certain financial targets.

The initial purchase consideration plus the potential earn out installments, capped at $31.0 million over three years, will be paid approximately 55 percent in cash, 45 percent in LG&E Energy common stock. LG&E Energy will repurchase company common stock on the open market or through privately negotiated transactions to fund the stock portion of the purchase and for other corporate purposes.

CRC-Evans and affiliated companies were owned by management and venture capital investment funds, Equus II Inc. and Natural Gas Partners IV L.P. Key members of the management team and others will continue operating the company as CRC-Evans International, Inc., operating under LG&E Energy's subsidiary, LG&E Capital Corp.

"The CRC-Evans team sees the combination with LG&E Energy as an opportunity to take our company to the next level," said M. Timothy Carey, chief executive officer of CRC-Evans. "LG&E Energy is a dynamic and aggressive energy company our team views as the right partner to help us expand our operation and build on the worldwide CRC-Evans franchise."

CRC-Evans supplies equipment for purchase and rental, and other services to major pipeline construction contractors, but it does not perform actual pipeline construction. The company and its predecessors have been leaders in the specialized pipeline construction equipment industry since 1933.

The growth of natural gas as a fuel of choice for new power generation projects worldwide has resulted in a 58 percent increase in pipeline miles constructed from 1995 to 1998. Continued projected world growth of new pipeline and rehabilitation of existing pipeline infrastructure is anticipated to increase the global demand for pipeline construction activities.

With CRC-Evans' 500 employees worldwide, LG&E Energy expects to utilize the businesses' personnel, expertise and considerable proprietary equipment to continue expanding the business in new and existing markets. CRC-Evans' headquarters will remain in Houston, with manufacturing and maintenance operations in Tulsa, Okla., and sales and administrative offices in the United Kingdom, the Netherlands and Canada.

"CRC-Evans has an excellent reputation with the world's leading pipeline contractors. We will continue providing high quality customer service and personal involvement with our key customers," said Victor A. Staffieri, LG&E Energy's president and chief operating officer. "In addition, leveraging CRC-Evans' expertise with LG&E Energy's international experience will allow us to develop an even wider network of products and services."

LG&E Energy Corp., headquartered in Louisville, Ky., is a Fortune 500 diversified energy services company with businesses in power generation and project development, retail gas and electric utility services, and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns interests in and operates power plants in six states as well as in Spain, and owns interests in three natural gas distribution companies in Argentina.

Statements in this news release that state the Company's or management's intentions, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.